SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994



                   TO ALL SANTA FE PACIFIC SHAREHOLDERS:

           UNION PACIFIC HAS DRAMATICALLY IMPROVED ITS OFFER
             TO ACQUIRE SANTA FE AND IS NOW TENDERING FOR:

                         *    ALL SHARES
                         *    ALL CASH
                         *    $18.50 PER SHARE

HERE'S OUR NEW OFFER:

     1.   Union Pacific is now           3.   By contrast, the
          tendering for 100% of               Burlington Northern
          Santa Fe's shares at                merger would require a
          $18.50 per share in cash.           delay of up to several
          Under the Burlington                years for payment of two-
          Northern transaction, you           thirds of the purchase
          would receive cash for              price, and would require
          only one-third of your              you to bear the risk of
          shares.                             ICC approval.

     2.   With our ICC-approved          4.   Our all cash offer
          Voting Trust already in             eliminates your risk of
          place and with no                   receiving two-thirds of
          financing condition, WE             the purchase price
          ARE POSITIONED TO PAY FOR           several years from now in
          ALL SANTA FE SHARES WITHIN          the form of Burlington
          A FEW WEEKS of an executed          Northern comon stock - a
          Union Pacific/Santa Fe              security which will
          merger agreement.                   fluctuate in value.

Before Santa Fe and Burlington Norther revised their merger agreement last month, Union Pacific and Santa Fe had virtually completed negotiations of a merger agreement. WE BELIEVE THAT WE SHOULD BE LESS THAN 24 HOURS AWAY FROM A FULLY NEGOTIATED MERGER AGREEMENT WITH SANTA FE.

SANTA FE'S OWN BOARD OF DIRECTORS HAS CONCLUDED:

             "...A STRATEGIC COMBINATION...IS REQUIRED TO
              TO PROTECT AND ENHANCE SHAREHOLDER VALUE."

              Santa Fe/Burlington Northern
              Joint Proxy Statement/Prospectus dated January 13, 1995, Page 27.

With Santa Fe's board having concluded that Santa Fe needs a business combination, we believe that Santa Fe would enter into a merger agreement with Union Pacific if the Burlington Northern merger is rejected.

Union Pacific's improved cash tender offer is conditioned on the Burlington Northern merger being rejected by Santa Fe shareholders and on Santa Fe and Union Pacific entering into a negotiated merger agreement. If Santa Fe shareholders approve the Burlington Northern merger, Union Pacific will terminate its cash tender offer.

VOTE AGAINST THE BURLINGTON NORTHERN MERGER. SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY.

               THE IMPROVED UNION PACIFIC TENDER OFFER:
                CASH, VALUE, SPEED AND NO ICC RISK TO
                        SANTA FE SHAREHOLDERS

                              [Logo] Union Pacific
                                     Corporation

January 19, 1995

 IF YOU NEED ASSISTANCE OR INFORMATION PLEASE CALL OUR
 SOLICITOR: MORROW & CO., INC. AT (800) 662-5200.

Union Pacific's tender offer is subject, among other things, to termination of the Burlington Northern/Santa Fe merger agreement in accordance with its terms, negotiation of a merger agreement with Santa Fe in accordance with the terms of Santa Fe's existing merger agreement with Burlington Northern and approval of a Santa Fe/Union Pacific merger agreement by the respective Boards of Directors of Santa Fe and Union Pacific. A vote of shareholders of Santa Fe and Union Pacific is not required to consummate the cash tender offer. The Union Pacific tender offer is not subject to approval of the Interstate Commerce Commission, a due diligence condition or financing.
The Burlington Northern/Santa Fe merger agreement is subject to the approval of the respective stockholders of Burlington Northern and Santa Fe, and the merger of Burlington Northern and Santa Fe is subject to the approval of the Interstate Commerce Commission. Union Pacific has modified its cash tender offer so that is tendering for all shares of Santa Fe common stock. Union Pacific no longer is proposing to issue shares of Union Pacific common stock or other securities in a second-step merger.